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                                                              Exhibit (d)(3)(ii)

                             Amendment No. 1 to the
                    Investment Sub-Advisory Agreement Between
                      Van Kampen Investment Advisory Corp.
        (formerly Van Kampen American Capital Investment Advisory Corp.)
                                       and
                         Miller Anderson & Sherrerd, LLP


     The name Van Kampen American Capital Investment Advisory Corp. ("VKAC") has been changed to Van Kampen Investment Advisory Corp. ("Advisory Corp.). All references in the Investment Sub-Advisory Agreement to VKAC shall now mean Advisory Corp.

     Pursuant to board action on September 23, 1999, the Section 2(b) "Compensation to MAS" is amended and restated as follows:

     The fee for the services provided under this Agreement will be determined as follows:

     (i)(a)    VALUE FUND.
               Advisory Corp. shall pay MAS a monthly fee for its services to the Value Fund as investment sub-adviser calculated as follows:
               If average daily net assets of the fund during the monthly period are less than or equal to $500 million, Advisory Corp. shall pay MAS one-half of the total investment advisory fee payable to Advisory Corp. by the Fund (after application of any fee waivers in effect) for such monthly period. If the Fund's average daily net assets for the monthly period are greater than $500 million, Advisory Corp. shall pay MAS a fee for such monthly period equal to the greater of (a) one half of what the total advisory fee payable to Advisory Corp. by the Fund (after application of any fee waivers in effect) for such period would have been had the Fund's average daily net assets during such period been equal to $500 million, or (b) forty-five percent (45%) of the total investment advisory fee payable to Advisory Corp. by the Fund (after application of any fee waivers in effect) for such monthly period.

     (i)(b)    MID CAP GROWTH FUND.
               Advisory Corp. shall pay MAS a monthly fee for its services to the Mid Cap Growth Fund as investment sub-adviser calculated as follows: Advisory Corp. shall pay MAS at an annual rate of .40% of the average daily net assets of the Fund.

     (ii) The foregoing fees shall be paid in cash by Advisory Corp. to MAS within five (5) business days after the last day of the valuation period.


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IN WITNESS WHEREOF, the Agreement has been executed as of the date first given above.


VAN KAMPEN INVESTMENT                        MILLER ANDERSON & SHERRERD, LLP
ADVISORY CORP.


By:_____________________________             By: _______________________________

Name: __________________________             Name: _____________________________

Title: _________________________             Title: ____________________________